Exhibit 10.14

Facility Management Service Contract

This Facility Management Service Contract (“Contract”) is signed by the following parties:

Shanghai Wangting Logistics Management Service Co., Ltd. Address: No. 1111, Hucheng Ring Road, Pudong New Area, Shanghai Telephone: [*], Authorized Representatives: Zhang Yuanyuan, Wu Zhenzhen (Hereinafter referred to as “Party A” or “Jianqiao College”)

And

Ruiwuhang (Shanghai) Facility Management Co., Ltd. Address: Building 2, No. 692, Yongjia Road, Xuhui District, Shanghai Telephone: [*], Authorized Representative: Chen Luocheng (Hereinafter referred to as “Party B” or “Ruiwuhang”)

Whereas, Party A and Party B have reached an agreement that Party B will provide facility management services to Party A at Shanghai Jianqiao College, and both parties have entered into this Contract based on mutual commitments and common objectives as follows:

I. Scope of Services

1.	Project a. Project Name: Shanghai Jianqiao College b. Project Type: School c. Location: No. 1111, Hucheng Ring Road, Pudong New Area, Shanghai d. Building Area: 485,000 square meters

2.	Services a. Party A is the entrusted manager of this project. Party B shall provide project management to Party A through the following service modules, and deploy service personnel to complete the services under this Contract. Party B’s scope of services includes but is not limited to: 1. Dormitory Management; 2. Waste Collection and Transportation; 3. Conference Services. b. If Party A and Party B negotiate to supplement the scope of services, they may sign a supplementary agreement or negotiate to amend the annexes to this Contract. Party B shall provide the most favorable service conditions.

3.	Task List a. Party B shall provide services based on the task list negotiated and agreed upon by both parties; b. Task Lists: Annex I “Dormitory Management Task List”, “Waste Collection and Transportation Task List”, “Conference Services Task List”. c. If Party A and Party B negotiate to supplement the task content, they may sign a supplementary agreement or negotiate to amend the annexes to this Contract.

II. Obligations and Responsibilities of Party B

1.	Personnel Management a. Party B shall provide experienced teams and employees for facility management services, and deploy a sufficient number of qualified personnel to ensure service delivery. Specific qualifications and personnel arrangements for each project are detailed in Annex I. b. Party B’s deployed staff must obtain written confirmation from Party A before entering the site. All personnel must be employees who have established labor or employment relationships with Party B. Party B is responsible for managing, training, and supervising all staff providing services. c. Party B must ensure the stability of deployed service personnel. One month after entering the site, personnel must be fixed and not be arbitrarily replaced. If there are personnel who do not meet work requirements and need to be adjusted or replaced, Party B must report to Party A in advance.

d. If Party B needs to adjust or redeploy staff positions recognized by Party A, a written application must be submitted and adjustment can only be made after Party A’s approval. For on-duty personnel that Party A deems unsuitable, Party B shall make timely adjustments after receiving Party A’s request for personnel changes.

e. During the work period, Party B’s staff must comply with all school rules and regulations as well as management regulations formulated by Party A to provide quality services. No illegal or disciplinary violations shall occur; no conflicts with teachers, students, employees, merchants, or customers; and no unauthorized disclosure or dissemination of Party A’s, teachers’, students’, or school-related information.

f. When Party B’s personnel perform their duties, any disputes involving Party B’s employees (including but not limited to labor/employment contract disputes, work injury compensation, etc.) shall be solely the responsibility of Party B and have no relation to Party A. If Party B’s deployed staff cause personal or property damage or harm to Party A, teachers, students, merchants, or customers due to negligence, Party B shall bear corresponding legal liability and economic compensation. Student complaints, petition visits, etc., caused by Party B’s staff’s service attitude or service quality shall be resolved by Party B, and Party B shall bear full responsibility for any losses and economic compensation.

2.	Site Representative a. To ensure on-site service delivery, Party B shall assign one employee as the site representative to serve as the on-site project manager. b. Responsibilities of Party B’s Project Manager: Represent Party B in executing this Contract. Ensure the quality of services under this Contract on site. Manage daily operations and supervise Party B’s staff. Represent Party B in handling various daily affairs, including communication and coordination with Party A’s representatives. c. The project manager assigned by Party B shall obtain confirmation from Party A. The requirements are: bachelor’s degree or above, at least 5 years of relevant service industry experience (Ruiwuhang specifically requires at least 2 years of Internet-related experience), and overall operation of the Jianqiao project. If Party B’s company representative is changed, Party B shall promptly notify Party A and obtain confirmation.

3.	Management Requirements a. Party B shall prepare service work plans, emergency plans, establish personnel work norms, quality management objectives, assessment and evaluation systems, reward and punishment methods, etc., according to the requirements of documents related to schools and logistics provided by Party A, and send the above materials to Party A for filing and review within one month after the contract is signed.

b. Party B shall establish information communication channels and make them public to Party A: set up suggestion boxes or online mailboxes in the duty room to receive opinions and suggestions from students, and respond promptly to questions or feedback from teachers and students. The above information communication records shall be reported to the property service center in written (electronic version) briefings every Monday.

c. Party B’s unit shall organize at least 1 training session per month for its employees on business and safety skills, emergency plan publicity and learning, etc., to familiarize them with work operations and proficient use of facilities, equipment, and firefighting equipment in the building, and conduct corresponding assessments on training results. Training content, results, and related image materials shall be reported to the property service center in briefings every month.

d. Without Party A’s written permission, Party B shall not change the use of common areas and shared facilities in the property management area; shall not occupy roads and sites in the property management area; if indeed necessary for work, Party B shall apply in writing to Party A in advance and obtain consent before implementation. Related construction shall not affect the normal operation of the school.

e. In case of safety accidents or emergencies, Party B shall take emergency measures while promptly reporting to Party A, protect the scene, and assist in handling the situation.

f. Party B shall submit monthly and annual property management service summary reports to Party A by the end of each month and year; before the contract expires, Party B shall submit a property management service summary report to Party A; when the contract expires and is not renewed, Party B shall hand over buildings, materials, equipment, tools, archives, and drawings to Party A, fill out the handover list, and have it signed by both parties; after all procedures are completed, sign the property handover confirmation.

g. In case of temporary important activities by Party A, inspections by superior leaders, etc., Party B shall deploy additional personnel according to the situation to ensure Party A and/or the school’s good social image. Party B shall not refuse temporary task arrangements.

h. Party B is fully responsible for the authenticity and validity of all materials provided to Party A. Party B has the obligation to ensure that itself and its service personnel maintain confidentiality of all Party A and/or school information they come into contact with. If Party B or Party B’s personnel disclose the aforementioned information to third parties without legal authorization or Party A’s written consent, Party A may terminate this Contract at any time and require Party B to bear losses including but not limited to direct losses, indirect losses, loss of expected profits, attorney fees, litigation fees, etc. of Party A and/or the school.

i. Party B shall ensure that office and service areas provided to Party A are clean and tidy.

III. Obligations and Responsibilities of Party A

1.	Equipment

a. Party A shall provide all necessary facilities, tools, and safety systems on site (including but not limited to: access control, CCTV, anti-theft alarm devices, fire protection systems, etc.) to enable Party B to smoothly complete its work. Party A and Party B shall jointly inventory the equipment and tools provided by Party A, and both parties shall sign on the equipment list to confirm.

b. For facilities, tools, and safety systems provided by Party A, Party B shall test the equipment provided by Party A. If there are problems, notify Party A promptly, and Party A shall be responsible for repairing or replacing damaged equipment. Party B shall regularly inventory equipment and track damage to items at any time.

c. If equipment damage is caused by incorrect operation of Party B’s employees, Party B shall replace or repair it.

d. When ending the work of this Contract, both parties shall inventory again, and discrepancies shall be resolved according to the responsibilities stipulated in this Contract.

2.	Facilities

a. Office Facilities: Party A shall provide Party B’s service personnel with office space and office network required for work free of charge.

b. Staff Convenience: Party A shall provide Party B’s employees with living conveniences as much as possible, including but not limited to: dining, drinking water, parking lots, night duty rooms (one for cleaning), etc.

3.	Responsibilities of Party A’s Representative

a. Party A shall assign a representative to handle daily affairs, including communication with Party B, signing monthly, quarterly, and annual quality reports, assisting Party B’s reports, and assisting Party B in handling problems arising in daily operations, so that Party B can take timely action when Party A has reasonable requirements. If Party A’s company representative is changed, Party A shall promptly notify Party B.

b. Medical Assistance: Party A agrees that during the service process, if any emergency occurs, Party A is willing to assist Party B with medical emergency treatment as much as possible, and provide conveniences to coordinate sending patients to the nearest local hospital. Party B bears the work injury liability of its employees during the service process.

IV. Price Terms

1.	Service Management Fee

a. Based on the services provided by Party B to Party A, Party B shall charge Party A service management fees as follows: Annex II “Dormitory Service Fee List”, “Waste Collection and Transportation Service Fee List”, “Conference Service Fee List”. If the service exceeds one year, the excess part shall be settled according to actual facts. If the service is less than a natural month, the monthly fee shall be calculated proportionally based on the actual service days of the project to the total days of the month.

b. This service management fee includes: basic salary, bonuses and other benefits of on-site employees, national holiday allowances; tools and consumables required for Party B’s employees’ work; recruitment and training fees; uniforms; administrative, travel, and reporting expenses; public liability insurance, employer liability insurance; management fees; taxes.

c. After this Contract is signed, Party B shall pay Party A a performance bond of RMB 50,000. This amount shall be refunded without interest within one month after Party B’s contract period expires, after Party A confirms that the service quality is qualified, no major safety liability accidents have occurred, and there are no serious breach of contract liabilities stipulated in this Contract during the contract period.

2.	Payment of Service Management Fee

a. Party B shall confirm the service management fee with Party A at the end of each month, and promptly issue invoices to Party A after obtaining Party A’s written confirmation. Party A shall pay the service management fee for the previous month before the end of the next month.

b. Both parties’ accounts: Party A: Shanghai Wangting Logistics Management Service Co., Ltd. Bank Account: 03867300040025892 Opening Bank: China Agricultural Bank Shanghai Free Trade Zone New Area Branch

Party B: Ruiwuhang (Shanghai) Facility Management Co., Ltd. Bank Account: 1219 4085 5310 705 Opening Bank: China Merchants Bank Shanghai Huaihai Middle Road Branch

3.	Additional Position Costs

a. Due to Party A’s operational requirements, for any additional positions on site, adjustments shall be made according to the unit prices and service fees listed in Annex II.

b. For large event guarantees such as the beginning of the school year, graduation season, and summer projects, Party B shall provide additional personnel support. If additional costs may be incurred, they shall be determined after evaluation by both parties’ management personnel, and Party B shall provide maximum discounts.

c. For large event handling, if additional costs may be incurred, they shall be determined after evaluation by both parties’ management personnel, and overtime fees shall be paid according to actual occurrence.

d. For large events requiring equipment support, after both parties negotiate and agree, costs shall be borne by Party A.

4.	Overtime Pay

a. For overtime requirements proposed by Party A, Party B shall charge management fees according to the following standards: Weekdays/Weekends/Holidays: RMB 25 per hour

b. All overtime must be approved by both parties.

V. Contract Term and Renewal

1.	This Contract is for two years, from August 15, 2023 to June 30, 2025. The first service period is from August 15, 2023 to June 30, 2024.

2.	If either party does not renew this Contract before it expires, they shall notify the other party 3 months before the contract expires. If notification is not made within this time limit, the contract term shall automatically renew for 1 year from the day after expiration.

VI. Results-Oriented Services

1.	Definition

a. Results-oriented services are based on agreed performance levels to set contract terms. In contrast, traditional service contracts mainly rely on fixed resource quantities (such as manpower, equipment) that Party B must provide.

b. This Contract expects, promotes, and allows Ruiwuhang to propose innovative measures to achieve agreed performance levels through tools, technology, and process optimization. However, such measures must be applied for in writing and implemented only after Party A’s confirmation and approval.

c. Results-oriented services improve cost-effectiveness and reduce dependence on human resources.

2.	Objectives

a. Party B shall provide first-class property management services to Party A with the best professional practices and industry standards. Services shall be measured against performance agreed upon by both parties.

b. Party A shall conduct monthly performance assessments of Party B’s services. The assessment form is detailed in Annex III “Monthly Assessment Detailed Rules”, and the results shall be compared with the agreed standards. If Party B’s performance results are below the agreed level, Party B shall immediately take improvement measures. If Party B’s performance is significantly below the agreed standard or causes losses to Party A, corresponding compensation shall be provided.

c. Party B commits to continuously improving its services to increase customer satisfaction and property facility maintenance levels. Party B shall regularly (at least once a month) provide service quality reports to prove its improvement results.

d. Party B shall immediately investigate and provide solutions within 12 hours after receiving notification of customer doubts about service quality.

3.	Efficient and Innovative Solutions

a. To achieve the objectives of these “Results-Oriented Services”, Party B shall ensure the flexibility to provide efficient and innovative solutions. This flexibility shall include but not be limited to adoption of new technologies, implementation of new working methods, and exploration of new service models.

b. Party B shall regularly (quarterly) report to Party A on its plans and achievements in improving efficiency and innovative solutions. Such reports shall include but not be limited to introduction of new technologies, implementation of new working methods, exploration of new service models, and the benefits brought by these changes.

c. Party A shall actively support and assist service providers in implementing these efficient and innovative solutions, including but not limited to providing necessary information and adjusting corresponding service standards.

d. If Party B’s efficient and innovative solutions generate additional value for Party A, both parties shall negotiate to reasonably reflect this value in price or other contract terms.

4.	Performance Agreement

a. Both parties shall jointly determine and confirm in writing specific performance standards at the beginning of each service period. These performance standards shall detail the targets that the service provider should achieve, including but not limited to: task lists, customer satisfaction indicators, property facility maintenance status, response times, and problem resolution times.

5.	Performance Incentives and Payment

a. To continuously improve service quality, Party A and Party B will implement a reward mechanism to motivate Party B to continuously improve its service quality. If Party B’s performance scores are higher than the predetermined performance for several consecutive months, Party A will adopt an incentive payment model. Party A will assess Party B monthly based on the content of Annex I: “Property Monthly Assessment Detailed Rules”. Party A will establish special rewards for Party B’s staff annually (reward amount not exceeding 100,000 yuan), mainly to reward outstanding backbone personnel who perform excellently in emergency handling, large event guarantees, etc. during the service period. Specific reward plans shall be determined and implemented after joint consultation between Party A and Party B.

Performance Score (x)	Incentive Payment
Annual Comprehensive Score 95 and above	RMB 100,000 special reward fund annually
x ≥ 90%	100% Service Management Fee
85% ≤ x < 90%	97% Service Management Fee
80% ≤ x < 85%	95% Service Management Fee
x < 80%	90% Service Management Fee

1.	a. The incentive payment model links monthly payment to Party B’s performance scores. For Party B that exceeds expected performance, in addition to full monthly contract payment, Party A shall determine the allocation of special reward funds based on the annual service situation in the last month of the service year.

b. If Party B’s performance is not up to standard, Party A shall deduct the service management fee according to a certain proportion.

c. Performance-based payment will encourage Party B to achieve key performance indicators, improve productivity and service quality, and motivate Party B to make up for performance deficiencies to obtain full payment for the services provided.

2.	Transition Period

a. This Contract aims to transition from traditional property management service models to results-oriented service models. To ensure service continuity and avoid any potential service interruption, both parties agree to set a “transition period”. After the transition period, through mutual consultation, the contract model will transition to results-oriented service models.

b. During the transition period, Party B will continue to provide property management services according to traditional models while gradually implementing results-oriented service models. During this period, Party B shall ensure that the quality and efficiency of all services reach the level of the agreed service model.

c. The client will provide necessary support and cooperation during the transition period to help Party B smoothly implement results-oriented service models.

d. The transition period of this Contract is tentatively set at 2 months. After the transition period ends, Party B will fully provide property management services according to results-oriented service models. At this time, both parties will adjust the service provider’s compensation and on-site personnel arrangements for various service projects according to Party B’s performance based on other terms of the Contract.

3.	Flexible Pricing and Regular Contract Review

a. The “Results-Oriented Services” in this Contract shall have flexibility to adapt to constantly changing market environments. This flexibility helps both parties share risks in a fair and open manner.

b. Both parties shall review the Contract at least once every six months. The review shall include but not be limited to the service provider’s performance, contract price, and any market and regulatory changes that may affect contract execution. Based on the review results, both parties shall negotiate to adjust contract terms in a timely manner to adapt to changing market environments and regulations.

c. If there is any dispute between the parties on contract review or price adjustment, it shall be handled according to the dispute resolution clauses of this Contract.

VII. General Terms

1.	Contract Effectiveness

This Contract and related supplementary agreements shall take effect after being stamped or signed by authorized representatives of both parties.

2.	Termination of Contract

a. If Party B fails to perform its main obligations as agreed in the Contract or seriously violates the Contract, and Party B fails to take any remedial measures within 30 (thirty) days after receiving written notice from Party A, Party A may request to terminate this Contract and require Party B to pay liquidated damages equivalent to one month’s service fee amount before contract termination (monthly service fee calculated based on the average service fee amount of the three months before contract termination).

b. If Party A terminates the Contract not due to Party B’s reasons or force majeure, Party A shall pay liquidated damages to Party B equivalent to one month’s service fee amount before termination (monthly service fee calculated based on the average service fee amount of the three months before contract termination).

c. If Party A delays payment of service fees for more than 30 days, Party B has the right to terminate the Contract and require Party A to pay liquidated damages equivalent to one month’s service fee amount before contract termination (monthly service fee calculated based on the average service fee amount of the three months before contract termination).

d. If Party B terminates the Contract not due to Party A’s reasons or force majeure, Party B shall pay liquidated damages to Party A equivalent to one month’s service fee amount before termination (monthly service fee calculated based on the average service fee amount of the three months before contract termination).

3.	Breach of Contract Liability of Both Parties

a.	If Party A delays payment of Party B’s service fees for more than one month without reason, for each working day of delay, Party A shall pay liquidated damages to Party B at the rate of 0.03% per day based on the unpaid amount (except for delays caused by this Contract not being signed). Delays in Party A’s payment caused by Party B’s failure to provide valid invoices in a timely manner or due to Party B’s reasons or force majeure are not considered Party A’s breach of contract. b. If Party B violates the Contract, commitments, or obligations, it shall bear liability for breach of contract. Liability for breach of contract includes but is not limited to payment of liquidated damages and compensation for losses, which include but are not limited to Party A’s direct losses, indirect losses, loss of expected profits, notary fees, attorney fees, litigation fees, and all other expenses. If Party B violates the following clauses, it will be deemed a breach:

(1) Party B’s cumulative 3 monthly assessments are below 85 points or cumulative three quarterly satisfaction rates are below 90%;

(2) Causing major safety liability accidents or cases due to Party B’s reasons;

(3) Causing teacher and student complaints and petitions (3 times or more), damaging Party A’s or the school’s reputation, or causing economic losses to Party A or the school due to Party B’s reasons;

(4) Being fined or administratively punished by relevant departments (Municipal Education Commission, etc.) due to Party B’s reasons;

(5) Party B subcontracting or transferring service content and projects in any form without authorization;

(6) Party B providing false materials, falsifying information, etc., verified by Party A;

(7) Party B privately transferring project staff without Party A’s written consent, or Party B’s personnel instability with monthly turnover rate exceeding 30%;

(8) Party B privately disclosing Party A’s and the school’s, teachers’ and students’ related information;

4.	Confidentiality

The specific content of this Contract and any business secrets of either party shall be kept confidential. Whether during the validity period of the Contract or after termination, except with prior written consent from the other party, neither party shall disclose this to third parties (including but not limited to any party’s technology, business, financial, and personnel information, etc.). This confidentiality clause remains valid after contract termination or cancellation. The breaching party shall bear all responsibilities and losses arising therefrom.

5.	Insurance

Party B shall take out public liability insurance, employer liability insurance, etc. Premiums shall be paid by Party B, and proof of premium payment shall be shown to Party A upon request.

6.	Contract Transfer

a. With Party A’s written consent, during the term of this Contract, Party B may transfer this Contract to its branches, affiliated companies, subsidiaries, or holding companies.

b. Party B agrees that during the term of this Contract, Party A may transfer this Contract to its affiliated companies.

7.	Employment Regulations

Both parties agree that under any circumstances, during the term of this Contract and within twelve (12) months after termination of this Contract, Party A (including but not limited to itself, branches, subsidiaries, and other affiliates) shall not directly or indirectly employ (including but not limited to dispatching) any of Party B’s employees. If Party A violates this provision, it shall pay compensation to Party B equivalent to one month’s salary for each employee.

8.	Dispute Resolution

a. Any dispute arising from or in connection with this Contract shall be submitted to the competent court at the location of Party A for litigation.

b. The formation, effectiveness, interpretation, execution, amendment, and termination of this Contract, as well as the resolution of disputes, shall be governed by the laws of the People’s Republic of China.

9.	Contract Execution

The annexes to this Contract constitute an integral part of this Contract and have the same legal effect as this Contract. This Contract shall take effect after being stamped by both parties or signed by the legal representatives or authorized representatives. This Contract is made in four (4) originals, with Party A holding three (3) copies and Party B holding one (1) copy, all having equal legal effect.

Party A (Official Seal): Shanghai Wangting Logistics Management Service Co., Ltd.

Authorized Representative Signature: Wu Zhenzhen, Zhang Yuanyuan

Date of Signature:

Party B (Official Seal): Ruiwuhang (Shanghai) Facility Management Co., Ltd.

Authorized Representative Signature: [Signature]

Date of Signature: [Date]